MATTHEWS INTERNATIONAL CAPITAL MANAGEMENT, LLC

Four Embarcadero Center, Suite 550

San Francisco, California 94111

December 29, 2023

Matthews International Funds, d/b/a Matthews Asia Funds

Four Embarcadero Center, Suite 550

San Francisco, California 94111

Re: Waiver of ETF Management Fee

Ladies and Gentlemen:

This letter agreement (this “Agreement”), effective as of December 29, 2023 (the “Effective Date”), is entered into by and between Matthews International Funds, d/b/a Matthews Asia Funds, a Delaware statutory trust (the “Trust”), on behalf of each specific series characterized as an active exchange traded fund that is listed on Exhibit A hereto, as may be amended from time to time (each such series, a “Matthews ETF”), and Matthews International Capital Management, LLC (“Matthews”), a Delaware limited liability company and the investment adviser to each Matthews ETF.

This Agreement is intended to memorialize a waiver by Matthews of certain fees otherwise payable to Matthews with respect to each Matthews ETF under that certain Investment Management Agreement, dated June 30, 2022, as amended from time to time (the “Management Agreement”), by and between the Trust and Matthews.

The Trust and Matthews (each, a “Party,” and together, the “Parties”) agree as follows:

1.

Matthews agrees to waive 0.10% of the fee payable under the Management Agreement (the “Management Fee”) for each Matthews ETF specified on Exhibit A hereto to result in an effective Management Fee of 0.89% (reduced from 0.99%).

2.	Any amount waived by Matthews pursuant to this Agreement may not be recouped by Matthews.

3.

This term of this Agreement commences on the Effective Date and shall remain in effect for its initial term until April 30, 2026 and thereafter for additional periods not exceeding one (1) year so long as such continuation is approved for each Matthews ETF at least annually by the Board of Trustees of the Trust (the “Board’’) (and separately by the disinterested Trustees of the Trust), unless sooner terminated as provided in paragraph 4 of this Agreement.

4.	This Agreement may be terminated (i) at any time by the Trust upon approval of the Board and a majority of the disinterested Trustees upon sixty (60) days’ prior written notice to

Matthews; or (ii) by Matthews at the annual expiration date of the Agreement upon at least sixty (60) days’ prior written notice to the Trust, in each case without payment of any penalty. This Agreement shall terminate automatically with respect to a Matthews ETF upon the termination of the Management Agreement with respect to that Matthews ETF.

5.

This Agreement may be amended, modified, supplemented or restated only by a written instrument executed by each of the Parties. The terms of this Agreement may be waived only by a written instrument executed by the Party waiving compliance.

6.

This Agreement constitutes a valid and binding obligation of each Party and is enforceable against each Party in accordance with its terms. Each Party has all requisite power, authority and capacity to execute, deliver and comply with the terms of this Agreement, and such execution, delivery and compliance does not conflict with, or constitute a default under, any instruments governing such Party, any law, regulation or order applicable to it, or any agreement to which it is a party or by which it may be bound.

7.

Except as otherwise specified herein, the Management Agreement, and all covenants, agreements, terms and conditions thereof, shall continue in full force and effect, subject to the terms and provisions thereof and hereof. To the extent there is any conflict between the terms of the Management Agreement and this Agreement, the terms of this Agreement shall control.

8.

This Agreement and the rights and obligations of the Parties hereunder shall be governed by and construed and enforced in accordance with the laws of the State of California, without giving effect to any principles regarding choice of laws or conflict of laws.

9.	This Agreement may be executed in one or more counterparts, each of which shall constitute an original and all of which when taken together shall constitute one and the same instrument.

[Signature Page Follows]

If the above correctly reflects our understanding and agreement with respect to the foregoing matters, please so confirm by signing the enclosed copy of this Agreement.

Very truly yours,

MATTHEWS INTERNATIONAL
CAPITAL MANAGEMENT, LLC

By:	/s/ James Cooper Abbott
Name:	James Cooper Abbott
Title:	Chief Executive Officer

ACCEPTED AND AGREED:
MATTHEWS INTERNATIONAL FUNDS

By:	/s/ John P. McGowan
Name:	John P. McGowan
Title:	Vice President and Secretary

Exhibit A

Matthews ETF	Effective Date
Matthews Emerging Markets Discovery Active ETF	December 29, 2023
Matthews China Discovery Active ETF	December 29, 2023